Exhibit 99.1

CITI TRENDS ANNOUNCES SECOND QUARTER SALES

Net sales increased 26.8% to $96.8 million for the second quarter of fiscal 2007;
Comparable store sales increased 3.4% on a comparable store, comparable week basis and increased 9.4% on a fiscal quarter basis.

SAVANNAH, GA (August 8, 2007) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the second quarter of fiscal 2007.  Total sales for the thirteen-week period ended August 4, 2007 increased 26.8% to $96.8 million compared with $76.3 million for the thirteen-week period ended July 29, 2006.  Comparable store sales increased 3.4% on a comparable store, comparable week basis.

Each quarter of fiscal 2007 starts one week later than the same quarter of 2006, due to the Company’s 2006 fiscal year having 53 weeks versus the normal 52 weeks.  This timing shift can have a significant impact on quarterly sales comparisons. The measurement of sales in comparable stores for comparable weeks above is based on sales during the thirteen weeks ended August 4, 2007 in relation to the thirteen weeks ended August 5, 2006. On a fiscal quarter basis, comparing the thirteen weeks ended August 4, 2007 with the thirteen weeks ended July 29, 2006, comparable store sales increased 9.4%.

After a strong start to the quarter throughout May and June, comparable store sales trends turned negative in July on a comparable week basis.  The negative trend in July appears to be at least partially due to later school openings this year in many states and a related shift in sales tax holidays in Florida and Texas from July to August.  In addition, in the quarter the Company had a lower gross margin and higher expenses than expected.  Based on information currently available related to second quarter results, management believes its earnings will be in a range of $0.02 to $0.05 per diluted share, including approximately $0.02 of expense related to a follow-on stock offering.  In addition to reporting its full financial results for the second quarter after the market closes on August 29, 2007, Citi Trends will provide an interim update on August back-to-school sales at that time.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 300 stores located in 18 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com. CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Ed Anderson	Bruce Smith
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Executive Officer	Chief Financial Officer
	(912) 443-3705	(912) 443-2075

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